GREENLIGHT RE ANNOUNCES
2017 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
Company to Hold Conference Call at 9:00 a.m. ET on Wednesday February 21, 2018

GRAND CAYMAN, Cayman Islands - February 20, 2018 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2017. Greenlight Re reported a net loss of $37.7 million for the fourth quarter of 2017, compared to net income of $49.2 million for the same period in 2016. The net loss per share for the fourth quarter of 2017 was $1.02, compared to fully diluted net income per share of $1.31 for the same period in 2016.

Fully diluted adjusted book value per share was $22.22 as of December 31, 2017, a 5.0% decrease from $23.38 per share as of December 31, 2016.

Management Commentary

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “Our fourth quarter results were negatively impacted by reserve strengthening, an investment loss and, to a lesser extent, losses from the California wildfires. The reserving action taken this quarter is the result of a detailed ground-up review led by our Chief Operating Officer, Mike Belfatti, during his first full quarter with the Company. Our current underwriting portfolio performed acceptably well in the quarter and I’m pleased with our progress in repositioning the business.”

David Einhorn, Chairman of the Board of Directors, stated, “2017 continued to be a challenging environment for our investment style as our managed portfolio returned 1.5% for the year. Despite the headwinds caused by natural catastrophic events and reserve strengthening, I am pleased with the proactive actions taken by our management team during the second half of 2017.”

Financial and Operating Highlights

Fourth Quarter 2017

•
Gross written premiums were $139.0 million, compared to $148.8 million in the prior year period. Net written premiums were $96.3 million compared to $146.6 million in the prior year period. Gross premium ceded increased during the fourth quarter as the Company ceded off a portion of its non-standard automobile business.

•	Net earned premiums were $141.1 million, a 3.3% increase compared to $136.6 million in the prior year period.

•	Net investment loss was $16.2 million (or 1.3%) for the fourth quarter of 2017, compared to net investment income of $52.9 million for the prior year period.

•
Underwriting loss was $19.7 million, compared to underwriting income of $1.4 million in the fourth quarter of 2016. Included in this underwriting loss is an estimated $4.7 million loss, net of reinstatement premiums, from the recent California wildfires.

•
The Company strengthened prior year reserves by $16.5 million during the period primarily due from additional reporting on individual claims as well as industry wide performance on professional liability exposures and to a lesser extent due to higher reserves on various casualty and multi-line contracts.

•
Composite ratio for the three months ended December 31, 2017 was 111.8%, compared to 96.3% for the prior-year period. Combined ratio for the three months ended December 31, 2017 was 114.0%, compared to 99.0% in the prior year period. Catastrophe losses contributed 3.5 percentage points to the composite and combined ratio for the three month period.

2017 Annual

•	Gross written premiums were $692.7 million, an increase of 29.2% from $536.1 million in the prior year. Net written premiums increased to $636.1 million, compared to $526.1 million in the prior year.

•	Net premiums earned increased 22.0% to $626.0 million, from $513.1 million in the prior year.

•	Net investment income was $20.2 million (or 1.5%), compared to net investment income of $76.2 million during 2016.

•
The composite ratio was 106.1%, compared to 100.4% for the prior-year. Combined ratio for the twelve months ended December 31, 2017 was 108.6%, compared to 103.6% in the prior year. Catastrophe losses contributed 6.9 percentage points to the composite and combined ratios for the year.

•	Net loss was $45.0 million, or $1.21 per diluted share, compared to net income of $44.9 million, or $1.20 per diluted share, in 2016.

Conference Call Details
Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2017 on Wednesday February 21, 2018 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter 2017 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter 2017 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10116537

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre180221.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 21, 2018 until 9:00 a.m. Eastern time on February 18, 2018.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10116537. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. We include other income and expense relating to deposit accounted contracts and industry loss warranty contracts which we believe are part of our underwriting operations and should be reflected in our underwriting income (loss). Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:

Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:

Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2017	2016
Assets
Investments
Debt instruments, trading, at fair value	$7,180	$22,473
Equity securities, trading, at fair value	1,203,672	844,001
Other investments, at fair value	152,132	156,063
Total investments	1,362,984	1,022,537
Cash and cash equivalents	27,285	39,858
Restricted cash and cash equivalents	1,503,813	1,202,651
Financial contracts receivable, at fair value	12,893	76,381
Reinsurance balances receivable	301,762	219,126
Loss and loss adjustment expenses recoverable	29,459	2,704
Deferred acquisition costs, net	62,350	61,022
Unearned premiums ceded	25,120	2,377
Notes receivable, net	28,497	33,734
Other assets	3,230	4,303
Total assets	$3,357,393	$2,664,693
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$912,797	$859,902
Financial contracts payable, at fair value	22,222	2,237
Due to prime brokers and other financial institutions	672,700	319,830
Loss and loss adjustment expense reserves	464,380	306,641
Unearned premium reserves	255,818	222,527
Reinsurance balances payable	144,058	41,415
Funds withheld	23,579	5,927
Other liabilities	10,413	14,527
Total liabilities	2,505,967	1,773,006

Redeemable non-controlling interest in related party joint venture	7,169	5,884

Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,104,830 (2016: 31,111,432): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2016: 6,254,895))	3,736	3,737
Additional paid-in capital	503,316	500,337
Retained earnings	324,272	370,168
Shareholders’ equity attributable to shareholders	831,324	874,242
Non-controlling interest in related party joint venture	12,933	11,561
Total equity	844,257	885,803
Total liabilities, redeemable non-controlling interest and equity	$3,357,393	$2,664,693

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2017, 2016 and 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2017	2016	2015
Revenues
Gross premiums written	$692,651	$536,072	$502,124
Gross premiums ceded	(56,587)	(10,015)	(9,001)
Net premiums written	636,064	526,057	493,123
Change in net unearned premium reserves	(10,060)	(12,939)	(84,736)
Net premiums earned	626,004	513,118	408,387
Net investment income (loss) [net of related party expenses of $19,863, $24,543 and $19,246]	20,231	76,183	(281,924)
Other income (expense), net	(560)	(935)	(3,413)
Total revenues	645,675	588,366	123,050
Expenses
Loss and loss adjustment expenses incurred, net	502,404	380,815	317,097
Acquisition costs, net	161,740	134,534	116,207
General and administrative expenses	26,356	25,808	23,434
Total expenses	690,500	541,157	456,738
Income (loss) before income tax	(44,825)	47,209	(333,688)
Income tax (expense) benefit	451	(509)	1,755
Net income (loss) including non-controlling interest	(44,374)	46,700	(331,933)
Loss (income) attributable to non-controlling interest in related party joint venture	(578)	(1,819)	5,508
Net income (loss)	$(44,952)	$44,881	$(326,425)
Earnings (loss) per share
Basic	$(1.21)	$1.20	$(8.90)
Diluted	$(1.21)	$1.20	$(8.90)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,002,260	37,267,145	36,670,466
Diluted	37,002,260	37,340,018	36,670,466

The following table provides the ratios for the years ended December 31, 2017, 2016 and 2015:

	Year ended December 31
		2017			2016			2015
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	75.4%	141.9%	80.3%	75.8%	55.4%	74.2%	82.6%	9.5%	77.6%
Acquisition cost ratio	27.1%	9.8%	25.8%	26.5%	23.2%	26.2%	28.0%	35.2%	28.5%
Composite ratio	102.5%	151.7%	106.1%	102.3%	78.6%	100.4%	110.6%	44.7%	106.1%
Underwriting expense ratio			2.5%			3.2%			4.2%
Combined ratio			108.6%			103.6%			110.3%